                                                                      EXHIBIT 21

                    THE WALT DISNEY COMPANY AND SUBSIDIARIES

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
   Name of subsidiary                      State of Incorporation
  ---------------------------------------------------------------
   ABC, Inc.                               New York
   ABC Holding Company Inc.                Delaware
   American Broadcasting Companies, Inc.   Delaware
   Buena Vista Home Video, Inc.            California
   Buena Vista International, Inc.         California
   Buena Vista Television                  California
   Disney Enterprises, Inc.                Delaware
   Lake Buena Vista Communities, Inc.      Delaware
   Miramax Film Corp.                      New York
   The Disney Channel                      California
   The Disney Store, Inc.                  California
   Walt Disney Pictures and Television     California
   Walt Disney World Co.                   Delaware
   WCO Parent Corporation                  Delaware
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